NYSE MKT: URZ
Toronto Stock Exchange: URZ
Frankfurt Stock Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Uranerz Announces New Mine Manager at Nichols Ranch

Casper, Wyoming, March 6, 2015 -- Uranerz Energy Corporation (“Uranerz” or the “Company”) (NYSE MKT and TSX: URZ; Frankfurt: U9E) is pleased to announce that Mr. Bernard Bonifas has joined Uranerz as Mine Manager at the Company’s Nichols Ranch ISR Uranium Project in the Powder River Basin of Wyoming, U.S.A.

Mr. Bonifas has over 29 years of experience in the uranium business and he was most recently Operations Manager at Urtek [LLC], a Company in partnership with Cameco Corporation (“Cameco”), where he spearheaded the operation of an innovative pilot facility that recovered unused uranium from phosphate. Prior to his work with Urtek, Mr. Bonifas was Acting General Manager at Cameco Resources, a subsidiary of Cameco, where he was responsible for the oversight of their Smith Ranch-Highland and North Butte ISR uranium mines. Prior to his employment with Cameco, Mr. Bonifas spent nearly 26 years with Areva (and its predecessor company, Cogema) where he managed ISR uranium operations in Texas and Wyoming as well as mine and mill reclamation projects in the U.S.A. and Africa. As part of his roles at Areva and Cameco Resources, he also provided technical support to their respective ISR uranium projects in Kazakhstan.

Mr. Bonifas has been involved in virtually every aspect of the uranium mining industry and his experience includes exploration, construction, production, and restoration of depleted mines.

Mr. Paul Goranson, Uranerz’ President and Chief Operating Officer commented, “We are very pleased to add a Mine Manager of Mr. Bonifas’ caliber to our production team and believe that his industry knowledge and experience will benefit Uranerz.”

About Uranerz

Uranerz Energy Corporation is a U.S.-domiciled uranium company. The Company's Nichols Ranch Unit is its first ISR uranium mine. Uranerz controls a large strategic land position in the central Powder River Basin of Wyoming. The Company's management team has specialized expertise in the ISR uranium mining method and a record of licensing, constructing and operating ISR uranium projects. The Company has entered into long-term uranium sales contracts for a portion of its planned production with Exelon and one other of the largest nuclear utilities in the country.

Further Information

For further information, please contact Derek Iwanaka, Manager of Investor Relations at 1-800-689-1659 or by email at investor@uranerz.com.

IMPORTANT INFORMATION FOR INVESTORS AND STOCKHOLDERS

In a press release dated January 5, 2005, Uranerz and Energy Fuels Inc. (NYSE MKT: UUUU, TSX: EFR) announced the execution of a definitive merger agreement whereby Energy Fuels Inc. would acquire all of the issued and outstanding shares of common stock of Uranerz. The proposed merger transaction remains subject to shareholder approval and customary closing conditions. For more details, please refer to the Form 8-K filed with the United States Securities and Exchange Commission (“SEC”) on January 1, 2005.

This announcement is for informational purposes only and does not constitute an offer to purchase, a solicitation of an offer to sell the shares of common stock of Uranerz or a solicitation of any proxy, vote or approval. In connection with the proposed business combination between Uranerz and Energy Fuels Inc. (“Energy Fuels”), Energy Fuels will file with the SEC a registration statement on Form F-4 that will include a proxy statement of Uranerz that also constitutes a prospectus of Energy Fuels. Energy Fuels and Uranerz also plan to file with or furnish other documents to securities regulatory authorities in Canada and the United States regarding the proposed transaction.

INVESTORS AND STOCKHOLDERS OF URANERZ ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Anyone may obtain copies of these documents when they become available free of charge under Uranerz’ profile on EDGAR at www.sec.gov or on SEDAR at www.sedar.com, or by accessing Uranerz’ website at www.uranerz.com under the heading “Investors” and from Uranerz directly by contacting Derek Iwanaka, Investor Relations: (800) 689-1659. Documents will also be available free of charge under Energy Fuels’ profile on SEDAR at www.sedar.com or EDGAR at www.sec.gov, or by accessing Energy Fuels’ website at www.energyfuels.com under the heading “Investors” and from Energy Fuels directly by contacting Curtis Moore, Investor Relations at (303) 974-2140. Uranerz, Energy Fuels, their respective directors and certain of their executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Uranerz in connection with the proposed transaction. Information about the directors and executive officers of Uranerz is set forth in its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on April 29, 2014. Information about the directors and executive officers of Energy Fuels can be found in its 2014 management information circular dated March 26, 2014, which is available at www.sedar.com and www.sec.gov. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Forward-looking Statements

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but are not limited to, statements with respect to the Company’s expectation that the Company will complete a merger transaction with Energy Fuels Inc. and all other statements which are in the future tense or which describe future activities or express intentions or expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the Securities and Exchange Commission (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Risks that could cause actual results or events to differ materially from those indicated or implied by such forward-looking statements include, without limitation, risks related to: our ability to consummate the merger transaction with Energy Fuels; the satisfaction of the conditions to the completion of the merger transaction, including the risk that shareholder and regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties' ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger transaction; the volatility of the international marketplace; the impact of future uranium prices; our ability to raise capital to fund project development; and/or our ability to complete future acquisitions and other risk factors as described in our most recent annual and quarterly financial reports. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements, except as required by law.